Exhibit 4.2

TWELFTH SUPPLEMENTAL INDENTURE

TWELFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 5, 2012, among TOMKINS, LLC (f/k/a PINAFORE, LLC), a Delaware limited liability company (“LLC Issuer”), TOMKINS, INC. (f/k/a PINAFORE, INC.), a Delaware corporation (“Corporate Co-Issuer” and together with LLC Issuer, each an “Issuer” and together, the “Issuers”), and WILMINGTON TRUST NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as trustee (in such capacity, the “Trustee”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS the Issuers and the Trustee have heretofore executed an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of September 29, 2010, providing for the issuance of the Issuers’ 9% Senior Secured Second Lien Notes due 2018 (the “Securities”), initially in the aggregate principal amount of $1,150,000,000;

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (the “Requisite Consents”), amend or supplement the Indenture, the Securities, the Note Guarantees, the Collateral Documents and the Second Lien Intercreditor Agreement;

WHEREAS, the Issuers have offered to purchase for cash up to $ 475,000,000 aggregate principal amount of the outstanding Securities upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated June 21, 2012 (as the same may be amended, supplemented or modified from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended, supplemented or modified from time to time, together with the Statement, the “Offer”);

WHEREAS, the consent solicitation is conditioned upon, among other things, the restricted payment covenant amendment (the “Restricted Payment Amendment”) to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the Securities outstanding (and a supplemental indenture in respect thereof having been executed and delivered), with such Restricted Payment Amendment becoming operative with respect to the Indenture upon the payment of amounts due pursuant to the Offer having been deposited with Global Bondholder Services Corporation (the “Depositary”) promptly following the expiration of the Offer (the “Settlement”);

WHEREAS, the Issuers have received and delivered to the Trustee the Requisite Consents to effect the Restricted Payment Amendment under the Indenture;

WHEREAS, each of the Issuers has been authorized by a resolution of their Board of Directors (in the case of Corporate Co-Issuer) and majority member (in the case of LLC Issuer) to enter into this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture, the certificate of formation of LLC Issuer, as amended, the amended and restated limited liability company agreement of LLC Issuer, the certificate of incorporation of Corporate Co-Issuer, as amended, and the bylaws of Corporate Co-Issuer, to make this Supplemental Indenture a valid and binding agreement of each Issuer for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments to the Indenture.

2.1 Amendment of Section 1.01. Section 1.01 of the Indenture is amended to add the following new definition

““Consolidated Total Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries minus (y) the aggregate amount of unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with IFRS-EU, in each case of clause (x) and (y) as of the last day of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (except that, for purposes of determining the amount of Consolidated Total Indebtedness pursuant to clause (1) of this definition, the amount of revolving Indebtedness under the Credit Agreement and any other revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period).”

2.2 Amendment of Section 4.04(b).

(a) Section 4.04(b) of the Indenture is amended to add the following new subsections (xxiii) and (xxiv):

“(xxiii) [Reserved];

(xxiv) any Restricted Payment if, at the time of such Restricted Payment, and after giving effect thereto, the Consolidated Total Debt Ratio would be no greater than 3.0 to 1.00;”

(b) The proviso immediately following subsection (xxii) is deleted in its entirety and replaced with the following proviso and placed immediately after subsection (xxiv) referred to in Section 2.1 above:

“provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi), (vii), (viii), (x), (xi), (xvi) and (xxiv) of this Section 4.04(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.”

3. Effectiveness of this Supplemental Indenture. Upon the execution of this Supplemental Indenture by the Issuers, the Trustee and the Collateral Agent, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the provisions of the Indenture referred to in Section 2 above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this Supplemental Indenture, and the Amended Provisions shall become operative upon the Settlement. The Issuers shall give the Trustee prompt written notice of the occurrence of the Settlement.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE (AND EXCLUDING ANY COLLATERAL DOCUMENTS THAT ARE EXPRESSED TO BE SUBJECT TO ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and subject to the last sentence of this Section 5(a) each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints LLC Issuer as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court. The Trustee reserves the right to bring an action in any court that has jurisdiction over the trust estate, which may be a court other than the Specified Courts, when seeking a direction from a court in the administration of the trust estate.

(b) Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

(c) Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee, acting on behalf of and for the benefit of the Holders, could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligations of the Issuers and each Note Guarantor in respect of any sum due from them to the Trustee shall, notwithstanding any judgment in any currency other than U.S. dollars, not be discharged until the first business day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Trustee and the Holders hereunder, the Issuers and each Note Guarantor agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee and the Holders against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the Trustee and the Holders hereunder, the Trustee agrees to deliver to the Issuers and the Note Guarantors (but without duplication) an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to the Trustee and the Holders hereunder.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TOMKINS, LLC (f/k/a PINAFORE, LLC)

By:	/s/ Thomas C. Reeve
	Name:	Thomas C. Reeve
	Title:	Authorized Representative

TOMKINS, INC. (f/k/a/ PINAFORE, INC.)

By:	/s/ Thomas C. Reeve
	Name:	Thomas C. Reeve
	Title:	Authorized Representative

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President